                                                                                         Exhibit 99.1

Superior Industries Reports 2009 First Quarter Results

-- Company Generates Positive Cash Flow Despite Net Loss --

VAN NUYS, CALIFORNIA -- May 8, 2009 -- Superior Industries International, Inc. (NYSE:SUP) today announced a net loss of $56.5 million, or $2.12 per share, for the first quarter of 2009, which included an $8.9 million pretax charge for the impairment of long-lived assets and a $25.3 million charge to tax expense related to valuation of deferred tax assets.  This compares with net income of $3.2 million, or $0.12 per diluted share, for the first quarter of 2008.  Unit shipments decreased 55% in the 2009 first quarter compared, with the same period a year ago.

Superior said that first quarter sales were significantly impacted by the continued deterioration of the North American automobile industry and the financial difficulties faced by its primary customers.  The magnitude of the shortfall in sales and production gave rise to impairments of the deferred tax asset and certain long-lived production assets, as further described below.  In addition, the reduction in projected consumption of natural gas at the company’s Arkansas manufacturing facilities required the related gas contracts to be marked to market, generating a $3.4 million expense in the quarter.

To address the industry-wide reduction in demand for aluminum wheels, Superior closed its manufacturing facility in Pittsburg, Kansas in December 2008 and announced it will close its Van Nuys, California manufacturing plant in June 2009.

“We are continuing to reduce costs and streamline processes to the greatest degree possible in order to remain competitive in this unprecedented environment and to be well-positioned when market conditions improve,” said Steven Borick, Chairman, Chief Executive Officer, and President.  “We are confident that the actions being taken today will enable us to compete aggressively in the future.  In the meantime, we are committed to protecting our balance sheet, which remains strong, despite the contraction of our business base.

“Notwithstanding today’s market conditions, we generated positive cash flow from operations of $23 million during the quarter and continue to manage cash position prudently,” Borick added.

First Quarter Results
Consolidated net sales for the first quarter of 2009 decreased 63% to $81.5 million from $222.2 million for the first quarter of 2008.  Unit wheel shipments decreased 55% during the same period.  The difference between the decrease in revenue and volume is primarily a reduction in the pass-through pricing of aluminum.

Negative gross profit was $(14.5) million, or (17.8)% of net sales, compared to gross profit of $9.4 million, or 4.2% of net sales, for the first quarter of 2008.  Dramatically lower customer requirements during the 2009 first quarter resulted in wheel production decreasing by 55%, compared with the same period a year ago, significantly impacting absorption of plant fixed costs.  Severance costs related to the planned plant closure and other workforce reductions totaled approximately $2.3 million in the 2009 first quarter.  Also included in gross profit was the $3.4 million expense associated with the Arkansas natural gas contracts.

The Company recorded $8.9 million of impairment costs associated with the valuation of certain production assets at the Fayetteville, Arkansas manufacturing facility.  The adjustment was prompted by a decline in sales and production projections in line with customers’ sales projections.

SG&A expenses decreased 23% to $4.8 million, or 5.9% of net sales, from $6.2 million, or 2.8% of net sales, for the first quarter of 2008, largely due to a $900,000 reduction in the provision for doubtful accounts.

Loss before income taxes and equity earnings was $29.1 million, compared to income before taxes and equity earnings of $3.7 million for the first quarter of 2008.

The income tax provision was $26.5 million for the first quarter of 2009, compared with an income tax provision of $2.6 million in the same period in 2008.  Tax benefits of operating losses, tax credit carryforwards, and other tax assets are evaluated on an ongoing basis, including a review of historical and projected operating results, the eligible carryforward periods, and other circumstances. The Company recorded a valuation reserve on its U.S. deferred tax assets totaling $25.3 million due to the deterioration of U.S. based income.  This valuation allowance, or a portion thereof, may be reversed in future periods if the Company’s U.S. operations generate sustainable taxable income.

At March 29, 2009, working capital was $240.0 million, including cash and cash equivalents of $162.9 million.  At March 31, 2008, working capital was $271.7 million, including cash and cash equivalents of $105.2 million.  Superior has no debt.

On April 30, 2009, Chrysler LLC filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code.  As of the bankruptcy filing date, our total receivable from Chrysler entities in the U.S., Canada and Mexico was $9.8 million. The impact of the bankruptcy proceeding on Superior’s ultimate collection of this receivable can not be estimated at this time.

Conference Call
Superior will host a conference call beginning at 10:00 a.m. PDT (1:00 p.m. EDT) on May 8, 2009 that will be broadcast on the Company's website, www.supind.com.  Investors, analysts, stockholders, news media and the general public are invited to listen to the web cast.  In addition, a PowerPoint presentation will be posted on the website and will be referred to during the conference call.  The web cast replay will be available at this same Internet address approximately one hour after the conclusion of the conference call and will be archived for approximately one year.

In addition to reviewing the Company's 2009 results, during the conference call the Company plans to discuss other financial and operating matters.  Additionally, the answers to questions posed to management during the call might disclose additional material information.

About Superior Industries
Superior supplies aluminum wheels to Ford, General Motors, Chrysler, Audi, BMW, Jaguar, Land Rover, Mercedes Benz, Mitsubishi, Nissan, Seat, Skoda, Subaru, Suzuki, Toyota, Volkswagen and Volvo. For more information, visit www.supind.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include references to expected cost savings, improved capacity utilization and continued payment of dividends, are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31
	2009	2008
Net Sales	$81,548	$222,238
Costs and Expenses
Cost of Sales	96,061	212,852
Selling and Administrative Expenses	4,775	6,210
Impairment of Long-Lived Assets	8,910	-
Income (Loss) From Operations	(28,198)	3,176

Interest Income, net	400	980
Other Expense, net	(1,301)	(442)

Income (Loss) Before Income Taxes
and Equity Earnings	(29,099)	3,714

Income Tax Provision	(26,460)	(2,620)
Equity in Earnings (Loss) of Joint Venture	(942)	2,085

Net Income (Loss)	$(56,501)	$3,179

Earnings (Loss) Per Share:
Basic	$(2.12)	$0.12
Diluted	$(2.12)	$0.12

Weighted Average and Equivalent Shares
Outstanding for Earnings Per Share:
Basic	26,668,000	26,639,000
Diluted	26,668,000	26,642,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	As of March 31
	2009	2008
Current Assets	$301,537	$ 367,767
Property, Plant and Equipment, net	195,247	296,753
Investments and Other Assets	65,740	75,692
	$562,524	$ 740,212

Current Liabilities	$61,490	$ 96,049
Long-Term Liabilities	94,926	87,476
Shareholders' Equity	406,108	556,687
	$562,524	$ 740,212